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                                                                    Exhibit 10.1
                           [Cole National Letterhead]
                              [COLE NATIONAL LOGO]

April 14, 2002

Mr. Lawrence Hyatt
21 Beauvoir Court
Rockville, Maryland 20855

Dear Larry:

We are pleased to offer you the position of EXECUTIVE VICE-PRESIDENT & CHIEF FINANCIAL OFFICER for Cole National Corporation reporting directly to
Jeffrey Cole, Chairman & CEO. This position will have responsibility all financial functions for Cole National Corporation. The following highlights the terms and conditions of our offer. Full details of the benefit programs are provided in the enclosed booklet.

1.   EFFECTIVE DATE: No later than July 15, 2002.

2. SALARY: Your initial bi-weekly salary will be $15,385, payable on a bi-weekly payroll schedule and representing an annualized base salary of $400,000.

3. OPERATING BONUS: You will participate in a Management Incentive Plan for Fiscal Year 2002 that could pay a bonus of up to one hundred (100%) percent of your annualized salary. This bonus will be predicated upon the overall performance against an EBIT Plan for Fiscal Year 2002 performance. For FY 2002, you will be eligible for a full year's consideration (not prorated by the number of months actually worked).

4. RESTRICTED STOCK: We will request that Board of Directors of Cole National grant you 25,0000 shares of restricted stock effective on the first day of employment. These shares will vest: over a four-year (4) period; 12,500 at the end of year three (3); 12,500 at the end of year four (4).

5. STOCK OPTIONS: We will request that the Board of Directors of Cole National Corporation grant you an option to purchase 75,000 shares of Cole National Corporation stock, at a per share price equal to the closing stock price on the date of employment. These options will vest over a four-year (4) period in four equal installments subject to your continued employment.

6. AUTOMOBILE: You may choose a company automobile with a value of up to $45,850 or a cash allowance ($925.00 per month) in place of a company provided automobile.

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7.  MERIT INCREASE: Your salary will be reviewed annually, and adjustments, when they occur, will be effective in April, beginning with April 2003.

8. GROUP MEDICAL PLAN: If you elect, you and your eligible dependents will be eligible to participate in the Cole group coverage. Additionally, you will also be eligible to participate in our "MERP" -- MEDICAL EXPENSE REIMBURSEMENT PLAN. In the meantime, we will offer to pay your COBRA health insurance premiums during the 90-day waiting period.

9. SUPPLEMENTAL EXECUTIVE RETIREMENT PLANS (SERP): Effective January 1, 2003, you will be eligible to participate in the company's non-qualified defined contribution (SERP). This plan contributes 8% of your base salary annually with earnings on your account balance credited each year; vesting occurs over a 10-year period.

10. TERM LIFE INSURANCE/ACCIDENTAL DEATH AND DISMEMBERMENT INSURANCE (AD&D): You would be eligible to participate in Cole Vision's Life Insurance Program, which provides a coverage at no cost to you in an amount equal to two (2) times your annual base salary. You may elect to purchase additional amounts of Term Insurance equal to one (1) or (2) times your base salary for a nominal cost to you.

11. SHORT-TERM DISABILITY PLAN: After a six (6) month waiting period, you would be eligible for benefits up to a maximum of thirteen (13) weeks beginning with the first day of absence.

12. EXECUTIVE LONG-TERM DISABILITY PLAN: In accordance with the terms of this plan, you would be eligible for a monthly benefit of up to sixty (60%) percent of your monthly base salary, up to a maximum of fifteen thousand dollars ($15,000) per month. You will be eligible to participate in this plan following ninety (90) days of continuous employment. Benefits are payable after a waiting period of ninety (90) days after the onset of disability.

13. DENTAL: Cole Vision offers a Dental Plan to eligible full-time employees, after ninety (90) days of employment.

14. DEFERRED COMPENSATION PLAN: You will be eligible to participate in the Deferred Compensation Plan (DCP) after 90 days of continuous service. This is a non-qualified compensation deferral plan that allows you to defer up to 100% of your salary and/or bonus. The Company will match 10% of the first 10% of your compensation contributed to the Plan in Cole National Common Stock after the end of each Plan year.

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\15. 401(k) SAVINGS PLAN: You would be eligible for participation after ninety
    (90) days of service. Pre-tax contributions to the plan are at the employee's expense; the employer has a match equal to (minimally) 10% of the employee's contributions. As you probably know, highly compensated individuals may be limited in their contribution amount based upon discrimination testing. This is why we have the Deferred Compensation Plan noted above and the match to it.

16. RELOCATION: You are eligible for the enclosed relocation plan. Sue Peplowski, 1-800-831-5367 in our HR Department will assist you in planning, conducting and executing the move. Key elements of our relocation plan include:

       REAL ESTATE FEES FOR THE SALE OF YOUR HOME
       CLOSING COSTS ASSOCIATED WITH THE PURCHASE OF YOUR NEW HOME IN OHIO TEMPORARY LIVING EXPENSES
       MOVEMENT OF HOUSEHOLD GOODS
       HOUSE HUNTING TRIPS (2) FOR SPOUSE AND CHILDREN
       "GROSS UP" OF TAXABLE EXPENSES

THE ABOVE ARE DETAILED IN THE ATTACHED EXECUTIVE RELOCATION BENEFITS PROGRAM

17. VACATION: You will be eligible for four (4) weeks vacation in calendar year 2002 and four weeks per year thereafter.

18. SALARY CONTINUATION: A Salary Continuation agreement is enclosed with this letter. It contains non-compete provisions as well as a provision for salary continuation upon certain terminations of employment.

19. EMPLOYMENT AT WILL: NOTHING contained in this offer letter is intended to create a fixed or contractual employment term between you and the Company and you understand and acknowledge that if you accept this offer, you are and will continue to be an employee at will, that your employment with the Company can be terminated with or without cause and with or without notice, at any time at the option of either you or the Company.

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Larry, we believe you have the talent, leadership and style to make a very significant contribution to Cole National. THIS OFFER SHALL REMAIN OPEN UNTIL APRIL 22, 2002. I look forward to hearing from you soon. If you accept this offer, please sign the enclosed copy of this letter, as well as, both signed copies of the Termination/Non-Compete Agreement, and return them to me.

Sincerely,

/s/ Jeffrey A. Cole
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Jeffrey A. Cole
Chairman and CEO

Enclosures
Agreed to and acknowledged the 19th day of April, 2002.

/s/ Lawrence E. Hyatt
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Signature


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